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                                                                    Exhibit 99.3

                       OFFICER'S CERTIFICATE OF SERVICER

To:    The Chase Manhattan Bank, as Owner Trustee
       The Bank of New York Trust Company of Florida, National Association,
        as Indenture Trustee
       Moody's Investors Service, Inc.
       Standard & Poor's Ratings Group

   Pursuant to Section 4.10 of the Sale and Servicing Agreement dated as of October 1, 2000 among AmSouth Auto Trust 2000-1, as Issuer, AmSouth Auto Receivables, LLC, as Seller, AmSouth Bank, as Servicer, and The Bank of New York Trust Company of Florida, National Association, as Indenture Trustee (the "Agreement"), the undersigned hereby certifies that (i) a review of the activities of Servicer from October 1, 2000 through December 31, 2000, and of its performance under the Agreement has been made under the undersigned officer's supervision and (ii) to the best of the undersigned officer's knowledge, based on such review, Servicer has fulfilled all its obligations in all material respects under the Agreement throughout such period.

     IN WITNESS WHEREOF, I have executed this Certificate this 28th day of March, 2001.

                                      AMSOUTH BANK
                                      as Servicer

                                      By: /s/ P. K. Chatterjee
                                          ----------------------------
                                      Name: P. K. Chatterjee
                                      Title: Executive Vice President